Exhibit 99.1

For Further Information Call:
Walter A. Shephard
Vice President Finance, CFO, and Treasurer
Voice: 860-704-3955
inquire@zygo.com

For Immediate Release

ZYGO ANNOUNCES FIRST QUARTER FISCAL 2008 RESULTS

MIDDLEFIELD, CT, OCTOBER 25, 2007 – Zygo Corporation (NASDAQ: ZIGO) today announced net sales of $31.7 million and net loss of $0.9 million, or $0.05 per diluted share, for the first quarter of fiscal 2008 as compared with net sales of $41.1 million and net earnings of $3.7 million, or $0.20 per diluted share, for the first quarter of fiscal 2007.

Sales for the first quarter of fiscal 2008 were adversely affected by delays in customers' acceptance of several large systems (approximately $4.0 million) and delays in shipments of certain products due to late deliveries of key parts from suppliers (approximately $1.5 million). Earnings were further affected by unabsorbed factory costs due to low sales volume.

Orders for the first quarter of fiscal 2008 were $36.5 million. Orders from the Company’s Metrology Division accounted for 60% of the orders received, with the Optics Division accounting for the remaining 40%. We continue to experience a decreased level of orders for our lithography OEM products and anticipate this trend to continue through the second quarter of fiscal 2008. We also have experienced push-outs of orders in the semiconductor capital equipment sector.

Bruce Robinson, ZYGO’s Chairman and CEO, stated, “We are now expecting fiscal 2008 revenues to be approximately 5%-10% below the $181.0 million of sales achieved in fiscal 2007. This reflects growth in certain areas of the Company, partially offsetting the downturn in the lithography and semiconductor markets. We continue to anticipate fiscal 2008 sales and earnings to be skewed toward the second half of the year when we expect we will see a strengthening in orders and shipments.”

Mr. Robinson continued, “Total orders increased slightly over the prior quarter, despite pressures in the lithography market. Our Optics Division continues to expand its customer base, as evidenced by the receipt in the quarter of an order from a new customer to produce long-range night vision surveillance systems. In addition, orders for our core metrology instruments were strong in the first quarter. We continue to invest in the semiconductor segment and remain committed to our belief that, based on our technology, our in-line systems will find acceptance in the market.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

Note: ZYGO’s teleconference to discuss the results of the first quarter of fiscal 2008 will be held at 6 PM Eastern Time on October 25, 2007 and can be accessed by dialing 800-951-1214. This call is web cast live on ZYGO’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated sales, orders, and growth rates, market opportunities, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on timing and market acceptance of new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and fluctuations in our stock price. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2007.

Zygo Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended
	September 30,
	2007	2006

Net sales	$31,714	$41,107
Cost of goods sold	20,662	23,316
Gross profit	11,052	17,791

Selling, general, and administrative expenses	7,425	7,525
Research, development, and engineering expenses	5,642	5,124
Operating profit (loss)	(2,015)	5,142

Other income
Interest income	811	725
Miscellaneous income, net	202	45
Total other income	1,013	770
Earnings (loss) before income taxes
and minority interest	(1,002)	5,912

Income taxes	361	(2,069)
Minority interest	(303)	(191)
Net earnings (loss)	$(944)	$3,652

Basic - Earnings (loss) per share	$(0.05)	$0.20
Diluted - Earnings (loss) per share	$(0.05)	$0.20

Weighted average shares outstanding:
Basic	18,193	18,118
Diluted	18,193	18,445

Zygo Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Thousands of dollars)	September 30, 2007	June 30, 2007
Assets
Current assets:
Cash and cash equivalents	$19,578	$17,826
Marketable securities	21,835	29,453
Receivables, net	30,909	32,476
Inventories	43,534	43,048
Prepaid expenses	2,453	2,240
Deferred income taxes	15,275	15,077
Total current assets	133,584	140,120

Marketable securities	20,904	22,879
Property, plant, and equipment, net	36,423	36,349
Deferred income taxes	6,406	5,700
Intangible assets, net	6,247	6,110
Other assets	1,017	436
Total assets	$204,581	$211,594

Liabilities and Stockholders' Equity
Current liabilities:
Payables	$6,488	$8,720
Accrued expenses	21,093	22,463
Income taxes payable	610	1,103
Total current liabilities	28,191	32,286

Other long-term liabilities	2,577	555
Minority interest	1,279	976
Stockholders' equity	172,534	177,777
Total liabilities and stockholders' equity	$204,581	$211,594